Exhibit 99.1
March 14, 2011
Dear Fellow Unitholders:
2010 Chairmen & President’s Letter
     2010 marks our inaugural year as a publicly-traded entity, which was both eventful and productive. We completed our initial public offering in early May, delivered operating and financial performance in line with guidance during challenging market conditions, successfully executed our organic growth program and concluded the year announcing a definitive agreement to acquire the Southern Pines Energy Center for approximately $750 million.
     For the partial year period following our IPO, we paid distributions of approximately $0.55 per common unit ($1.35 per unit on an annualized basis). As a result of these distributions and appreciation in PNG’s unit price above the IPO level, PNG’s unitholders realized a total return of 18.5% for the eight months of trading in 2010 (approximately 29% on an annualized basis). This compares favorably with total returns for the S&P 500 and the Dow Jones Industrial Average for this same period of 5.7% and 5.7%, respectively, and is generally in line with the Alerian MLP Index proportionate period returns of 21.1%.
     PNG was formed by our parent and majority unitholder Plains All American Pipeline (NYSE: PAA) to own, operate and grow its natural gas storage business and to enhance our ability to compete for acquisitions in the natural gas storage space. We believe that PNG’s business embodies many favorable characteristics of a top-tier MLP including a very high level of fee-based revenue, long-term contracts, strategically located and flexible assets and a meaningful and visible distribution growth trajectory based on organic projects. With these underlying business characteristics as a foundation and with PAA as a supportive parent PNG is well positioned to maintain and grow its distributions for many years to come.
     Before recapping the year’s performance and outlining our prospects for the future, we would like to thank you for your investment. To continue to merit your confidence we will set clear goals and objectives, work hard and do everything in our power to deliver on these expectations.
The Environment in 2010
     Despite encouraging signs at the beginning of the year, the natural gas storage environment was challenging throughout the majority of 2010. In late 2009/early 2010, commercial dealings with users of gas storage as well as inter-month spreads appeared to support the conclusion that demand for natural gas storage services was strong, the market was slightly undersupplied and storage services were reasonably valued. However, as discussed in our conference calls throughout the year, a confluence of strong domestic natural gas
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2010 Chairman & President’s Letter
production and abnormal seasonal weather patterns contributed to an adverse change in the seasonal price spreads for natural gas. Such changes reduced the clearing price for new storage leases and lease renewals relative to transactions entered into as late as May 2010. Additionally, shorter-term spreads and basis differentials, which drive PNG’s ability to capture optimization opportunities through hub service activities, were also adversely impacted by the changing environment.
     Shortly after completing the IPO, we realized the offering was executed during what may have been a near-term peak in the gas storage market. In response, our parent and majority stakeholder PAA unilaterally modified the structure of its PNG equity ownership to help ensure a win/win arrangement with PNG’s public equity holders, maintain PNG’s attractive cost of capital and better position PNG and PAA to accomplish their long-term growth objectives. This modification reduces the baseline level of distributions PAA receives and helps maintain an attractive distribution growth outlook, even if market conditions remain challenging for the next few years.
PNG’s 2010 Performance
     PNG delivered full-year 2010 adjusted EBITDA of $53.8 million, which was in line with our inaugural guidance projections we provided in August. We also executed our 2010 organic growth capital program on time and approximately 10% under budget. In the process we brought cavern well #3 into service at our Pine Prairie storage facility, which increased total working capacity at that facility by 10 Bcf or 70% and increased PNG’s overall working capacity by 25%. We also completed the drilling of cavern wells #4 and #5 at Pine Prairie. Leaching operations on cavern well #4 proceeded as designed and this well is on target to come into service in the second quarter of 2011 at a capacity of approximately 7.5 Bcf. Leaching operations are also on schedule for cavern well #5, which we expect to be placed into service in the second quarter of 2012. In mid-2010 we added key commercial and optimization management personnel to enable us to efficiently manage the increased capacity, capture additional short-term opportunities in the market, and position us for further growth.
     On December 29, 2010, we announced that we had entered into definitive agreements to acquire Southern Pines Energy Center for $750 million. Southern Pines is a well-connected, high-performance salt-cavern storage facility located in Greene County, Mississippi and is favorably positioned to service the growing gas-fired power demand in the Southeastern region of the United States. The facility currently serves over 17 Bcf of contracts in three operating caverns. We are currently drilling a fourth cavern, which is anticipated to be in service by the third quarter of 2012. Each of these four caverns is permitted for 10 Bcf of working gas storage capacity, for a total of 40 Bcf of permitted capacity. The caverns will be expanded over time through direct leaching, solution mining under gas and fill de-water activities. Through these processes we plan to more than double Southern Pines current capacity by 2015.
     Of particular importance in the current challenging environment, Southern Pines is highly contracted for the next four storage seasons, even after taking into account planned capacity growth during that time period. Southern Pines is fully contracted for the 2011/2012 and the 2012/2013 storage seasons, approximately 85% contracted for the 2013/2014 storage season

2010 Chairman & President’s Letter
and approximately 70% contracted for the 2014/2015 season. Furthermore, existing contracts at Southern Pines have a weighted average remaining term of approximately 5.5 years. Through this transaction and taking into account expansion capacity at Pine Prairie that has not yet been contracted, we believe we have lowered our overall enterprise risk in the challenging near term environment, while preserving the opportunity to benefit on the upside if market conditions improve. In summary, the high quality nature of Southern Pines, its strategic location, its highly contracted profile and its expansion potential make it an ideal complement to PNG’s portfolio that will provide benefits to PNG for many years to come.
     We completed the Southern Pines acquisition on February 9, 2011, financing the acquisition with a combination of debt and equity. Prior to closing, we completed a private placement of 27.6 million newly issued common units raising $600 million of net proceeds. Approximately 17.4 million common units were purchased by institutions and other large investors and the remaining 10.2 million common units were acquired by PAA on substantially similar terms. We also issued a $200 million, three-year, 5.25% unsecured term note to PAA. Aggregate proceeds from these transactions totaled $800 million, which funded the approximate $750 million purchase price and related transaction costs. The excess proceeds from the financings were used initially to reduce outstanding borrowings on our revolving credit facility, but will ultimately be used to fund capital expenditures related to the ongoing expansion activities at Southern Pines.
Other Developments in Early 2011
     In early January we had an operating incident and related fire at our Bluewater storage facility in Michigan. Fortunately, there were no serious injuries, damage was limited to the liquids removal portion of the gas handling facility and we have been able to meet all of our customers’ contractual requirements. Subject to receiving the necessary regulatory clearances and permits, we expect to have the damaged portion of the facility back in service by October, in time for fully functional operation for the 2011/2012 storage season. However, due to certain operating limitations and anticipated lost opportunities as a result of this incident, our 2011 operating and financial guidance discussed later in this letter reflects a non-recurring reduction in adjusted EBITDA of approximately $5 million. Although this was an unexpected and unfortunate incident, we are pleased that our safety systems operated as planned. We are also very proud of our employees’ response, both to the incident itself and operationally and commercially in terms of their ability to fully meet all our customers’ needs, especially given the very demanding conditions caused by the extreme cold weather experienced in January and February.
     Also in January 2011, we finalized negotiations with the CME Group, owner of the New York Merchantile Exchange or NYMEX, who announced the introduction of three new natural gas futures contracts for physical delivery at our Pine Prairie facility. As with new markets in general, it will take time for these contracts to develop, but we are very pleased to have arranged for Pine Prairie to be a designated NYMEX delivery point and believe it is an appropriate recognition of the fact that Pine Prairie is very well located and equipped to be a major market hub for natural gas.

2010 Chairman & President’s Letter
     In late January and early February, Pine Prairie’s operating capabilities were highlighted by the cold snap that passed through much of the United States. During that period, we set new records for daily withdrawals at Pine Prairie, delivering as much as 1.3 Bcf on a number of days. Throughout the severe weather, we have been able to meet all of our customers’ contractual nominations as well as service requests in excess of our contractual commitments. We believe that this type of performance is appreciated and will be remembered by our customers as they look to renew or lease new capacity.
Looking forward
     As a result of our contract positions, our ongoing expansion activity at Pine Prairie and the recent acquisition of, and ongoing expansion activities at, Southern Pines, we are forecasting significant growth in 2011 even after taking into account the adverse impacts of the operating incident at Bluewater. Based on the midpoint of our 2011 guidance range, we are forecasting adjusted EBITDA and distributable cash flow will be $106 million and $96 million, respectively. Such amounts represent increases of 97% and 114% over the respective measures for 2010.
     As noted, underpinning this improvement in financial performance is an expected 50% increase in average storage capacity in 2011 over 2010 levels. Our storage capacity (including expansions) is highly contracted, with approximately 85-90% leased for the 2011-2012 storage season, 75-80% leased for the 2012-2013 season and about 50% leased for the 2013-2014 season. To support our ongoing storage expansion activities, we expect to invest approximately $103 million on expansion projects during 2011, an increase of approximately 20% over our 2010 expansion capital program. Further, we have a dedicated team of experienced professionals that are appropriately motivated to meet or exceed our goals. We believe all of these factors position PNG very well for the future.
     Set forth below are our goals for 2011, which will serve to guide our activities throughout the year and provide a framework by which to measure our annual performance.
1.	Deliver baseline operating and financial performance in line with our guidance;
2.	Close, integrate and execute the Southern Pines Acquisition;
3.	Successfully execute our 2011 capital program, achieve our working capacity targets and set the stage for continued growth in 2012 and beyond; and
4.	Increase our annualized distribution level to $1.45 per unit by November 2011.
     A significant component of these goals is execution. We have developed a robust set of organic growth opportunities that should enable us to deliver mid-single digit annual distribution growth to our unitholders over the next several years, with our 2011 distribution target representing 7.4% growth over our distribution paid in November 2010. We believe our distribution growth over the next several years could be further augmented by acquisitions. However, because of the need to focus on the integration of Southern Pines and the execution of our capital program, we have not made completing acquisitions a primary goal for 2011.

2010 Chairman & President’s Letter
     Similar to our parent, we are committed to a financial growth strategy underpinned by conservative credit metrics, maintaining an investment grade-quality balance sheet, and ensuring substantial liquidity to enable us to act opportunistically on opportunities that may arise. As a result of our proactive financing efforts, after investing over $830 million in acquisitions and organic growth over the past 14 months, we remain very well positioned with a long-term debt to capitalization ratio of approximately 23% and a healthy level of committed liquidity.
     The majority of the foregoing discussion is directed to our activities and planned growth in 2011. We also believe we are well positioned for growth in 2012 and beyond. We believe the scale and scope of PNG’s operations, the anticipated impact of our current expansion activities and our ability to timely add incremental storage capacity in the future on attractive economic terms places PNG in a favorable overall position. Specifically, we believe we have solid visibility of distribution growth solely from organic expansion projects through 2015, even if market conditions remain challenging for the next several years, an outlook that we believe is exceptional in the MLP universe.
     We look forward to updating you on our progress throughout the year, and encourage you to stay up-to-date with our activities via our press releases, conference calls and website: www.pnglp.com. On behalf of PAA Natural Gas Storage, our board of directors, and our loyal and dedicated employees, we sincerely thank you for your continued support.

Greg L. Armstrong	Harry N. Pefanis	Dean Liollio
Chairman & CEO	Vice Chairman	President